Exhibit 99.1

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Contact:
Matt Skluzacek
Imation Corp.
651-704-5818
Imation Reports Q1 2009 Revenue of $426.2 Million,
Gross Margin of 16.2%,
Operating Loss of $7.4 Million Including $5.5 Million of
Restructuring Charges
Oakdale, Minn., April 22, 2009 — Imation Corp. (NYSE:IMN) today released financial results for the quarter ended March 31, 2009.
Key points for Q1 include the following:
•	Revenue of $426.2 million was down 19.7 percent compared with Q1 2008 revenue of $530.9 million driven by continued economic softness.

•	Operating loss of $7.4 million and diluted loss per share of $0.31 in Q1 2009 compared with operating income of $19.5 million and diluted earnings per share of $0.29 in Q1 2008. Operating loss in Q1 2009 included restructuring charges of $5.5 million or $0.10 per diluted share (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results below).

•	Cash generated from operations in Q1 2009 was $15.7 million and total cash was $103.0 million at March 31, 2009.
     Commenting on the results, Imation Vice Chairman and CEO Frank Russomanno said: “We continued to face a difficult economic environment in our major Commercial and Consumer markets during the first quarter. Although we generated an operating loss in the quarter, this was not unexpected.”
     “In Q1, we saw continuing declines in our legacy storage media business at rates similar to those of the fourth quarter of 2008. Magnetic tape continues to experience the most significant declines, especially in the financial services sector which has clearly been hit hard during this economic crisis. We had solid magnetic and optical margins in the quarter and were encouraged to see growth in consumer electronics as well as our external hard drive products.”
     “We are seeing the benefits of restructuring actions we have taken focusing on improving our financial position through aggressively reducing costs and conserving cash. At the same time we are continuing to execute our longer-term strategy to transform into a brand and product management company and are addressing areas with greater growth potential.”

     “Our financial position remains strong. During the quarter we generated positive operating cash flow and increased our cash balance. We are confident in our ability to withstand the current economic headwinds while positioning the Company for success when global economic conditions begin to improve. We remain committed to our strategy and are intently focused on improving our financial performance and creating shareholder value,” Russomanno concluded.
A teleconference is scheduled for 9:00 AM Central Daylight Time today, April 22, 2009 (see Webcast and Replay Information at the bottom of this release).
First Quarter 2009 and 2008 Financial Highlights

(Dollars in millions, except per share amounts)	Q1 09	Q1 08	% Change
Net Revenue	$426.2	$530.9	-19.7%
Gross Profit	$69.0	$98.7	-30.1%
% of Revenue	16.2%	18.6%
SG&A	$65.6	$71.9	-8.8%
% of Revenue	15.4%	13.5%
R&D	$5.3	$6.6	-19.7%
% of Revenue	1.2%	1.2%
Restructuring and Other	$5.5	$0.7	NM
Operating (Loss) Income	$(7.4)	$19.5	NM
% of Revenue	-1.7%	3.7%
Net (Loss) Income	$(11.6)	$11.0	NM
Diluted (Loss) Earnings per Share	$(0.31)	$0.29	NM
Operating Cash Flows	$15.7	$32.8	-52.1%
NM — Not Meaningful
Reconciliation of GAAP to Adjusted Non-GAAP Results

	Q1 09		Q1 08
(Dollars in millions, except per share amounts)	Operating Income	Diluted EPS	Operating Income	Diluted EPS
As Reported — GAAP	$(7.4)	$(0.31)	$19.5	$0.29
Restructuring and other	5.5	0.10	0.7	0.04

Adjusted — Non-GAAP	$(1.9)	$(0.21)	$20.2	$0.33
Comparison of GAAP to Non-GAAP Financial Measures
The Non-GAAP financial measurements are provided to assist in understanding the impact of certain items on our actual results of operations when compared with prior periods. We believe this will assist investors in making an evaluation of our performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

     Net Revenue for Q1 2009 was $426.2 million, down 19.7 percent from Q1 2008, driven by price erosion of approximately nine percent, volume declines of approximately six percent and unfavorable currency impacts of approximately five percent. From a product perspective, the decrease was driven primarily by revenue declines in magnetic and optical products, offset partly by revenue growth in electronic products as well as external and removable hard disk products. Revenue in the Americas segment, which represented 36.7 percent of total revenue in the quarter, decreased 27.1 percent from Q1 2008. Revenue from the Europe segment, which represented 31.7 percent of total revenue in the quarter, decreased 23.2 percent from Q1 2008. Revenue from the Asia Pacific segment, which represented 24.1 percent of total revenue in the quarter, decreased 10.0 percent from Q1 2008. Revenue from the Electronic Products segment, which represented 7.5 percent of total revenue in the quarter, increased 22.1 percent from Q1 2008.
     Gross Margin of 16.2 percent in Q1 2009 was down 2.4 percentage points from 18.6 percent in Q1 2008, but up 2.6 percentage points from 13.6 percent in Q4 2008. Gross margin as a percent of sales decreased in Q1 2009 compared with Q1 2008, driven primarily by revenue declines in higher margin tape products, partly offset by improved gross margins on optical media. Gross margin as a percent of sales increased in Q1 2009 compared with Q4 2008, driven primarily by product mix shifts associated with a seasonal decline in sales of electronic products.
     Selling, General & Administrative (SG&A) spending was $65.6 million or 15.4 percent of revenue in Q1 2009, compared with $71.9 million or 13.5 percent of revenue in Q1 2008 and $75.6 million or 13.8 percent of revenue in Q4 2008. The decrease in SG&A expense from Q1 2008 was primarily due to benefits from our restructuring actions and aggressive cost control.
     Research & Development (R&D) spending was $5.3 million or 1.2 percent of revenue in Q1 2009, compared with $6.6 million or 1.2 percent of revenue in Q1 2008.
     Restructuring and Other Charges were $5.5 million in Q1 2009 compared with $0.7 million in Q1 2008. The charges in 2009 relate to costs from our previously announced restructuring programs.
     Operating Loss was $7.4 million in Q1 2009, compared with operating income of $19.5 million in Q1 2008. The decline was driven by lower revenue and lower gross margins discussed above. Total operating loss/income included restructuring and other expense of $5.5 million in Q1 2009 compared with $0.7 million in Q1 2008. Adjusting for the impact of these expenses, operating loss was $1.9 million in Q1 2009 compared with operating income of $20.2 million in Q1 2008 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results above).
     Non-Operating Expense and Income Taxes: Non-operating expense was $7.8 million in Q1 2009 compared with $1.2 million in Q1 2008. The increase in expense relates to a reserve for a note receivable and foreign currency losses. During Q1 2009, the Company recorded a reserve of $4.0 million related to a note receivable from one of our commercial partners whose financial condition has significantly deteriorated. The effective tax rate was 23.7 percent in Q1 2009 compared with 39.9 percent in Q1 2008. The decline was primarily due to the mix of taxable income/loss by country, as well as the tax effects associated with our restructuring and other charges.
     Diluted Loss per Share was $0.31 in Q1 2009 compared with diluted earnings per share of $0.29 in Q1 2008. Adjusting for the above noted impact of restructuring and other charges and the related tax effects, diluted loss per share was $0.21 in Q1 2009 compared with diluted earnings per share of $0.33 in Q1 2008 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results above).

     Cash and Cash Flows: Ending cash and cash equivalents were $103.0 million as of March 31, 2009, up $6.4 million from $96.6 million as of December 31, 2008. Cash flow provided by operations in Q1 2009 was $15.7 million. Depreciation and amortization totaled $10.7 million and capital spending was $5.4 million for Q1 2009.
Webcast and Replay Information
A webcast of Imation Corp.’s first quarter teleconference will be available on the Internet on a listen-only basis at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Daylight Time on April 22, 2009 until 5:00 PM Central Daylight Time on April 29, 2009 by dialing 866-837-8032 (access code 537283). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.
About Imation Corp.
Imation is a leading global developer and marketer of branded offerings that enable people to capture, save and enjoy digital information. Our world-class portfolio of digital storage products, audio and video electronics, and accessories reaches customers through a powerful global distribution network. Our goal is a company with strong commercial and consumer businesses and continued long-term growth and profitability that creates shareholder value. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include continuing uncertainty in global and regional economic conditions; the volatility of the markets in which we operate; the outcome of any pending or future litigation, including the pending Philips litigation; our ability to successfully defend our intellectual property rights; the possibility that our goodwill or other assets may become further impaired; the rate of revenue decline for certain existing products; the competitive pricing environment and its possible impact on profitability and inventory valuations; our ability to meet our revenue growth and cost reduction targets; our ability to successfully integrate our acquisitions and achieve the anticipated benefits, including synergies, in a timely manner; our ability to continue realizing the benefits from our global manufacturing strategy for magnetic data storage products and the related restructuring; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to efficiently source, warehouse and distribute our products globally; our ability to secure and maintain adequate shelf and display space over time at retailers which conduct semi-annual or annual line reviews; our ability to achieve the expected benefits from our strategic relationships and distribution agreements; foreign currency fluctuations; our ability to secure adequate supply of certain high demand products at acceptable prices; the ready availability and price of energy and key raw materials or critical components; our ability to successfully manage multiple brands globally; the market acceptance of newly introduced product and service offerings, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net revenue	$426.2	$530.9
Cost of goods sold	357.2	432.2

Gross profit	69.0	98.7

Operating expense:
Selling, general and administrative	65.6	71.9
Research and development	5.3	6.6
Restructuring and other	5.5	0.7

Total	76.4	79.2

Operating (loss) income	(7.4)	19.5

Other (income) and expense:
Interest income	(0.2)	(0.9)
Interest expense	0.4	0.7
Other, net	7.6	1.4

Total	7.8	1.2

(Loss) income before income taxes	(15.2)	18.3

Income tax (benefit) provision	(3.6)	7.3

Net (loss) income	$(11.6)	$11.0

(Loss) earnings per common share:
Basic	$(0.31)	$0.29
Diluted	$(0.31)	$0.29

Weighted average shares outstanding:
Basic	37.4	37.7
Diluted	37.4	37.8

Cash dividend paid per common share	$—	$0.16

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$103.0	$96.6
Accounts receivable, net	307.1	378.3
Inventories, net	324.0	363.2
Other current assets	142.7	138.1

Total current assets	876.8	976.2

Property, plant and equipment, net	121.3	122.4
Intangible assets, net	350.6	357.0
Goodwill	23.5	23.5
Other assets	38.5	43.2

Total assets	$1,410.7	$1,522.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$230.0	$296.1
Accrued payroll	13.3	12.5
Other current liabilities	165.7	195.0

Total current liabilities	409.0	503.6

Other liabilities	72.7	74.1

Shareholders’ equity	929.0	944.6

Total liabilities and shareholders’ equity	$1,410.7	$1,522.3

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	Three months ended		Three months ended
	March 31,		March 31,
	2009		2008
	Revenue	% Total	Revenue	% Total	% Change
Americas	$156.5	36.7%	$214.7	40.4%	-27.1%
Europe	135.3	31.7%	176.1	33.2%	-23.2%
Asia Pacific	102.9	24.1%	114.3	21.5%	-10.0%
Electronic Products	31.5	7.5%	25.8	4.9%	22.1%

Total	$426.2	100.0%	$530.9	100.0%

	Revenue	% Total	Revenue	% Total
Optical products	$211.3	49.6%	$261.6	49.3%	-19.2%
Magnetic products	122.9	28.8%	178.1	33.5%	-31.0%
Flash media products	20.4	4.8%	26.9	5.1%	-24.2%
Electronic products, accessories and other	71.6	16.8%	64.3	12.1%	11.4%

Total	$426.2	100.0%	$530.9	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Americas	$12.0	7.7%	$23.8	11.1%	-49.6%
Europe	1.7	1.3%	5.7	3.2%	-70.2%
Asia Pacific	5.7	5.5%	7.7	6.7%	-26.0%
Electronic Products	(3.9)	-12.4%	(2.7)	-10.5%	44.4%
Corp/Unallocated (1)	(22.9)	NM	(15.0)	NM	NM

Total	$(7.4)	-1.7%	$19.5	3.7%

NM	— Not Meaningful

(1)	Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense, restructuring and other charges that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Operations & Cash Flow — Additional Information

	Three Months Ended
	March 31,
(Dollars in millions)	2009	2008
Gross Profit	$69.0	$98.7
Gross Margin %	16.2%	18.6%
Operating (Loss) Income	$(7.4)	$19.5
Operating Income %	-1.7%	3.7%
Capital Spending	$5.4	$2.4
Depreciation	$4.8	$6.7
Amortization	$5.9	$5.9
Tax Rate %	23.7%	39.9%
Asset Utilization Information *

	March 31,	December 31,
	2009	2008

Days Sales Outstanding (DSO)	61	63
Days of Inventory Supply	75	82
Debt to Total Capital	0.0%	0.0%
Other Information

Approximate employee count as of March 31, 2009:	1,340
Approximate employee count as of December 31, 2008:	1,570
Book value per share as of March 31, 2009:	$24.77
Shares used to calculate book value per share (millions):	37.5
Imation did not repurchase shares of its stock in the first quarter of 2009.
Authorization for repurchase of approximately 2.3 million shares remains outstanding based on latest Board authorization.

*	These operational measures, which we regularly use, are provided to assist in the investor’s further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.